UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2019

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 Hartwell Avenue Lexington, MA	02421
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2019, Joseph Driscoll notified Quanterix Corporation (the “Company”) of his intention to step down from the role of Chief Financial Officer, effective April 12, 2019, to pursue other opportunities. Mr. Driscoll’s decision is not the result of any disagreement with respect to any matter relating to the operations, financial reporting, policies or practices of the Company.

On March 28, 2019, the Company announced the appointment of Amol Chaubal as the Company’s new Chief Financial Officer, effective April 12, 2019. Mr. Chaubal, age 43, joins the Company from global medical technology company Smith & Nephew, where he serves as the CFO of Global Operations. Prior to his time at Smith & Nephew, he served as Corporate Vice-President and Head of Finance for PAREXEL’s CRS business from June 2015 to October 2017. Between May 2013 and May 2015, he was the North America CFO and later Regional COO at Brookfield Renewable Energy Group. Prior to Brookfield, he was CFO North America at Novartis Vaccines & Diagnostic and had spent 11 years with Novartis in positions of increasing responsibility across Switzerland, Canada, and the United States. He has an MBA (with distinction) from INSEAD (France). He began his career with Procter & Gamble, after completing a Masters degree in Chemical Engineering from Indian Institute of Technology, Mumbai.

Mr. Chaubal’s annual base salary will be $350,000 and is subject to periodic review and adjustment by the Company. In addition, Mr. Chaubal will be eligible to receive an annual bonus with a target bonus amount of 40% of his annual base salary, at the discretion of the Board and subject to achievement of metrics and goals to be established.  The Company has agreed to grant Mr. Chaubal 18,529 restricted stock units (the “RSUs”) and an option to purchase 62,270 shares of its common stock (the “Option”).  The RSUs and Option will vest as to 25% of the shares on the first anniversary of the date of Mr. Chaubal’s employment with the Company and as to 1/48th of the shares at the end of each month thereafter for 36 months, and the Option will have an exercise price equal to the closing price of the Company’s common stock on the effective date of his employment.  In the event of a sale or merger of the Company within 18 months of the effective date of his employment, 50% of any unvested RSUs and the Option will vest immediately. In addition, Mr. Chaubal will be eligible to receive an annual equity grant with a targeted grant date fair value of up to $480,000 based on the Black Scholes value.

In the event that Mr. Chaubal’s employment is terminated by the Company without cause or he resigns for good reason he will receive continued payment of his base salary for six months as severance. If there is a sale or merger of the Company during Mr. Chaubal’s employment, and if he is terminated without cause within one-year following that sale or merger transaction, he will receive continued payment of his base salary for 12 months as severance.  The Company will also pay Mr. Chaubal’s COBRA premiums equivalent to the employer contribution cost of his continued participation in the Company’s group health plan for the duration of the applicable severance period.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ Kevin Hrusovsky
Kevin Hrusovsky
President and Chief Executive Officer

Date: On March 28, 2019